Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Overview

Effective as of 12:01 a.m. on April 3, 2020, United Technologies Corporation (since renamed Raytheon Technologies Corporation, as described below) (“UTC”) completed the previously announced separation into three independent companies through the distribution of all outstanding shares of common stock of Carrier Global Corporation (“Carrier”) and Otis Worldwide Corporation (“Otis”) to UTC shareowners through separate spin-off transactions (the “Separation and the Distributions”).

Additionally, pursuant to the agreement dated as of June 9, 2019, and amended as of March 9, 2020, UTC and Raytheon Company (“Raytheon”) completed their previously announced merger of equals (the “Merger”) effective as of 8:30 a.m. on April 3, 2020, with the combined company renamed Raytheon Technologies Corporation. Upon completion of the Merger, each share of Raytheon common stock that was issued and outstanding immediately prior to the completion of the Merger (other than excluded shares) was converted into the right to receive 2.3348 fully paid and nonassessable shares of UTC common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. Immediately after the Merger, former holders of Raytheon common stock own approximately 43% and pre-Merger holders of UTC common stock own approximately 57% of the common stock of UTC.

Beginning in the second quarter of 2020, the financial results of Carrier and Otis for periods prior to April 3, 2020 will be reflected as discontinued operations in UTC’s consolidated financial statements.

In contemplation of the Separation and the Distributions, in the first quarter of 2020 Carrier and Otis issued $9.25 billion and $5.3 billion, respectively, of unsecured, unsubordinated notes in multiple series and distributed the net proceeds to UTC. Additionally, Carrier and Otis entered into term loan credit agreements providing for unsecured, unsubordinated 3-year term loan credit facilities in the amount of $1.75 billion and $1 billion, respectively, that were fully utilized in the first quarter of 2020 and those net proceeds were distributed to UTC. UTC utilized the cash provided by the Otis and Carrier financings, described above, to paydown approximately $17 billion of existing UTC debt in the first quarter of 2020. The above is collectively referred to as the “Financing Transactions.”

In conjunction with the Separation and the Distributions, separation and distribution, tax matters and other agreements (together, the “separation agreements”) were entered into among UTC, Carrier and Otis. Through these separation agreements UTC recognized certain assets and liabilities that may be due to or from Otis and Carrier, respectively, subsequent to the spin-off.

Additionally, for the year ended December 31, 2019, UTC incurred $1.3 billion of costs in connection with the Separation and the Distributions and the Merger (“transaction costs”) and Raytheon incurred $68 million for the Merger. These costs are one-time in nature and have been excluded from the unaudited pro forma combined statement of operations.

The Separation and the Distributions, the Financing Transactions, the assets and liabilities resulting from the separation agreements, and the transaction costs, described above, are collectively referred to as the “Separation, Distributions and Related Transactions” below.

Unaudited Pro Forma Combined Financial Information

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X and gives effect to the following transactions:

•	The Separation, Distributions and Related Transactions; and

•	UTC’s merger with Raytheon with acquisition accounting applied to Raytheon as the accounting acquiree.

The historical consolidated financial information in the unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Separation, Distributions and Related Transactions as well as the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of UTC.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Separation and the Distributions or the Merger or the costs to achieve any synergies.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases related to the Merger, these assumptions are based on preliminary information and estimates.

The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Separation, Distributions and Related Transactions as well as the Merger, based on the historical financial position and results of operations of UTC and Raytheon as follows:

•	The unaudited pro forma combined balance sheet as of December 31, 2019 was prepared based on:

(1)	the historical audited consolidated balance sheet of UTC as of December 31, 2019; and

(2)	the historical audited consolidated balance sheet of Raytheon as of December 31, 2019.

•	The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared based on:

(1)	the historical audited consolidated statement of operations of UTC for the year ended December 31, 2019; and

(2)	the historical audited consolidated statement of operations of Raytheon for the year ended December 31, 2019.

•
The unaudited pro forma combined statement of operations for the year ended December 31, 2018 was prepared based on the historical audited consolidated statement of operations of UTC for the year ended December 31, 2018.

•
The unaudited pro forma combined statement of operations for the year ended December 31, 2017 was prepared based on the historical audited consolidated statement of operations of UTC for the year ended December 31, 2017.

The unaudited pro forma combined statements of operations assume the Separation, Distributions and Related Transactions and the Merger occurred on January 1, 2019. The unaudited pro forma combined balance sheet as of December 31, 2019 assumes the Separation, Distributions and Related Transactions and the Merger occurred on that date.

This historical financial information included in the unaudited pro forma combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of UTC and Raytheon:

•	UTC’s consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 6, 2020;

•	Raytheon’s consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2019; and

•	UTC’s Form S-4 Registration Statement (as amended) filed with the SEC on September 4, 2019 and declared effective on September 9, 2019.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2019
(Dollars, in millions)

	Historical United Technologies Corporation	Separation, Distributions and Related Transactions (Note 3)	Pro Forma United Technologies Corporation Post Separation	Historical Raytheon Company After Reclassifications (Note 4)	Pro Forma Merger Adjustments (Notes 5 and 6)		Pro Forma Combined Company
Assets:
Cash and cash equivalents	$7,378	$(2,241)	$5,137	$4,292	$-		$9,429
Accounts receivable, net	13,524	(4,210)	9,314	1,364	(43)	(a)	10,635
Contract assets, current	4,184	160	4,344	6,122	-		10,466
Inventory, net	10,950	(1,877)	9,073	671	-		9,744
Other assets, current	1,461	1,098	2,559	633	243	(b)	3,435
Total Current Assets	37,497	(7,070)	30,427	13,082	200		43,709
Customer financing assets	3,477	-	3,477	-	-		3,477
Future income tax benefits	1,611	(1,128)	483	534	(238)	(c)	779
Fixed assets, net	12,755	(2,433)	10,322	3,605	1,045	(d)	14,972
Operating lease right-of-use assets	2,599	(1,347)	1,252	875	43	(d)	2,170
Goodwill	48,063	(11,454)	36,609	14,882	4,803	(e)	56,294
Intangible assets, net	26,046	(1,573)	24,473	283	18,957	(f)	43,713
Other assets	7,668	(6,278)	1,390	1,305	(57)	(g)	2,638
Total Assets	$139,716	$(31,283)	$108,433	$34,566	$24,753		$167,752
Liabilities and Equity:
Short-term borrowings	$2,364	$(2,364)	$-	$-	$-		$-
Accounts payable	10,809	(3,032)	7,777	1,796	(43)	(h)	9,530
Accrued liabilities	11,737	(452)	11,285	3,357	439	(i)	15,081
Contract liabilities, current	6,180	2,993	9,173	2,998	(44)	(j)	12,127
Long-term debt currently due	3,496	(3,126)	370	1,499	-		1,869
Total Current Liabilities	34,586	(5,981)	28,605	9,650	352		38,607
Long-term debt	37,788	(11,927)	25,861	3,261	149	(k)	29,271
Future pension and postretirement benefit obligations	3,502	(1,016)	2,486	8,056	(249)	(l)	10,293
Operating lease liabilities	2,144	(1,051)	1,093	706	-		1,799
Contract liabilities, long-term	5,732	(5,732)	-	-	-		-
Other long-term liabilities	11,638	(4,149)	7,489	638	4,178	(c)(m)	12,305
Total Liabilities	$95,390	$(29,856)	$65,534	$22,311	$4,430		$92,275
Commitments and contingent liabilities
Redeemable noncontrolling interest	$95	$(95)	$-	$32	$-		$32
Shareowners’ Equity:
Capital Stock:
Preferred stock	-	-	-	-	-		-
Common stock	23,019	2,532	25,551	3	10,425	(n)	35,979
Treasury Stock	(32,626)	-	(32,626)	-	22,268	(n)	(10,358)
Retained earnings	61,594	(5,713)	55,881	21,480	(21,630)	(n)	55,731
Unearned ESOP shares	(64)		(64)	-	-		(64)
Total Accumulated other comprehensive loss	(10,149)	2,713	(7,436)	(9,260)	9,260	(n)	(7,436)
Total Shareowners’ Equity	41,774	(468)	41,306	12,223	20,323		73,852
Noncontrolling interest	2,457	(864)	1,593	-	-		1,593
Total Equity	$44,231	$(1,332)	$42,899	$12,223	$20,323		$75,445
Total Liabilities and Equity	$139,716	$(31,283)	$108,433	$34,566	$24,753		$167,752

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2019
(Dollars and shares, in millions, except per share amounts)

	Historical United Technologies Corporation	Separation, Distributions and Related Transactions (Note 3)	Pro Forma United Technologies Corporation Post Separation	Historical Raytheon Company After Reclassifications (Note 4)	Pro Forma Merger Adjustments (Notes 5 and 7)		Pro Forma Combined Company
Net Sales:
Product sales	$54,004	$(21,005)	$32,999	$24,435	$(288)	(o)	$57,146
Service sales	23,042	(10,692)	12,350	4,741	-		17,091
	77,046	(31,697)	45,349	29,176	(288)		74,237
Costs and Expenses:
Cost of products sold	42,444	(15,531)	26,913	17,747	1,092	(p)	45,752
Cost of services sold	14,621	(6,934)	7,687	3,666	1	(p)	11,354
Research and development	3,015	(564)	2,451	732	3	(q)	3,186
Selling, general, and administrative	8,521	(4,814)	3,707	2,225	(179)	(r)	5,753
	68,601	(27,843)	40,758	24,370	917		66,045
Other income (expense), net	521	(206)	315	38	-		353
Operating profit	8,966	(4,060)	4,906	4,844	(1,205)		8,545
Non-service pension (benefit) cost	(888)	47	(841)	688	(1,059)	(s)	(1,212)
Interest expense (income), net	1,611	(664)	947	138	(6)	(t)	1,079
Income (loss) from operations before income taxes	$8,243	$(3,443)	$4,800	$4,018	$(140)		$8,678
Income tax expense (income)	2,295	(1,722)	573	690	(45)	(u)	1,218
Net income (loss)	$5,948	$(1,721)	$4,227	$3,328	$(95)		$7,460
Less: Noncontrolling interest in subsidiaries’ earnings from operations	411	(190)	221	(14)	-		207
Net income (loss) attributable to UTC common shareowners	$5,537	$(1,531)	$4,006	$3,342	$(95)		$7,253
Pro forma earnings per share of common stock:
Basic	$6.48						$4.82
Diluted	$6.41						$4.78
Pro forma weighted average common shares outstanding
Basic	854.8					(v)	1,503.6
Diluted	863.9					(w)	1,515.8

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2018
(Dollars and shares, in millions, except per share amounts)

	Historical United Technologies Corporation	Otis Distribution	Carrier Distribution	Pro Forma United Technologies Corporation Post Separation
Net Sales:
Product sales	$45,434	$(5,636)	$(15,657)	$24,141
Service sales	21,067	(7,268)	(3,240)	10,559
	66,501	(12,904)	(18,897)	34,700
Costs and Expenses:
Cost of products sold	36,754	(4,624)	(11,047)	21,083
Cost of services sold	13,231	(4,568)	(2,282)	6,381
Research and development	2,462	(185)	(400)	1,877
Selling, general, and administrative	7,066	(1,636)	(2,566)	2,864
	59,513	(11,013)	(16,295)	32,205
Other income (expense), net	1,565	(26)	(1,157)	382
Operating profit	8,553	(1,917)	(3,759)	2,877
Non-service pension (benefit) cost	(765)	10	96	(659)
Interest expense (income), net	1,038	8	(14)	1,032
Income (loss) from operations before income taxes	$8,280	$(1,935)	$(3,841)	$2,504
Income tax expense (income)	2,626	(528)	(951)	1,147
Net income (loss)	$5,654	$(1,407)	$(2,890)	$1,357
Less: Noncontrolling interest in subsidiaries’ earnings from operations	385	(161)	(34)	190
Net income (loss) attributable to UTC common shareowners	$5,269	$(1,246)	$(2,856)	$1,167
Pro forma earnings per share of common stock:
Basic	$6.58			$1.46
Diluted	$6.50			$1.44
Pro forma weighted average common shares outstanding
Basic	800.4			800.4
Diluted	810.1			810.1

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2017
(Dollars and shares in millions, except per share amounts)

	Historical United Technologies Corporation	Otis Distribution	Carrier Distribution	Pro Forma United Technologies Corporation Post Separation
Net Sales:
Product sales	$41,361	$(5,498)	$(14,743)	$21,120
Service sales	18,476	(6,842)	(3,039)	8,595
	59,837	(12,340)	(17,782)	29,715
Costs and Expenses:
Cost of products sold	31,224	(4,392)	(10,448)	16,384
Cost of services sold	12,977	(4,220)	(2,155)	6,602
Research and development	2,427	(187)	(364)	1,876
Selling, general, and administrative	6,429	(1,584)	(2,457)	2,388
	53,057	(10,383)	(15,424)	27,250
Other income (expense), net	1,358	(37)	(793)	528
Operating profit	8,138	(1,994)	(3,151)	2,993
Non-service pension (benefit) cost	(534)	(7)	86	(455)
Interest expense (income), net	909	11	2	922
Income (loss) from operations before income taxes	$7,763	$(1,998)	$(3,239)	$2,526
Income tax expense (income)	2,843	(685)	(1,134)	1,024
Net income (loss)	$4,920	$(1,313)	$(2,105)	$1,502
Less: Noncontrolling interest in subsidiaries’ earnings from operations	368	(173)	(40)	155
Net income (loss) attributable to UTC common shareowners	$4,552	$(1,140)	$(2,065)	$1,347
Pro forma earnings per share of common stock:
Basic	$5.76			$1.71
Diluted	$5.70			$1.69
Pro forma weighted average common shares outstanding
Basic	790.0			790.0
Diluted	799.1			799.1

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1: Basis of presentation

Beginning in the second quarter of 2020, the Separation and the Distributions qualify as discontinued operations to UTC and are, therefore, presented in the unaudited pro forma combined financial information in accordance with the guidance in ASC 205, Financial Statement Presentation. As such, the unaudited pro forma combined financial statements of operations do not allocate any general corporate overhead expenses of UTC to Otis and Carrier, including corporate overhead that had previously been reflected in the Carrier and Otis segment results as a part of UTC. Additionally, certain assets and liabilities that were a part of the historical operations of Carrier and Otis but were reported within the Corporate segment of UTC have been included in the pro forma combined balance sheets of Otis and Carrier below as those balances will not be a part of the continuing operations of UTC. Based on this and other estimates and assumptions, the unaudited pro forma combined financial information does not reflect what the results of operations would have been on a standalone basis and are not necessarily indicative of the future operations of UTC. Refer to Note 3 for further details on the Separation and the Distributions of Otis and Carrier.

The unaudited pro forma combined financial information also reflects the Merger under the acquisition method of accounting in accordance with ASC 805, Business Combinations. UTC management has determined that UTC is the acquiror for financial accounting purposes. In identifying UTC as the accounting acquirer, the companies considered the structure of the transaction and other actions contemplated by the merger agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of UTC and Raytheon, and the designation of certain senior management positions of the combined company. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. To prepare the unaudited pro forma combined financial information, UTC adjusted Raytheon’s assets and liabilities to their estimated fair values based on preliminary valuations. As of the date of this filing, UTC has not completed the detailed valuations necessary to finalize the required estimated fair values and estimated useful lives of Raytheon’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

In order to complete the Merger, both UTC and Raytheon are required by regulatory authorities to dispose of certain businesses, none of which were determined to be material to the operations of the combined company and, accordingly, the anticipated disposals are not reflected in the unaudited pro forma combined statement of operations. The unaudited pro forma combined balance sheet reflects the Raytheon business at fair value less cost to sell.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by UTC. Certain financial information of Raytheon as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in UTC’s consolidated financial statements for the purposes of preparing the unaudited pro forma combined financial information. Upon completion of the Merger, more detailed review of Raytheon’s accounting policies could result in additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements.

The historical operations of UTC for the year ended December 31, 2018 include UTC’s acquisition of Rockwell Collins on November 26, 2018 and its results of operations since that date.

Note 2: Accounting policies

The unaudited pro forma combined financial information reflects adjustments to conform Raytheon’s results to UTC’s accounting policies. Refer to Note 4 for detail of adjustments made.  Additionally, in connection with the Separation and the Distributions, UTC determined that the duration of its contracts or programs, which is generally longer than one year, would represent its operating cycle and accordingly contract-related assets and liabilities are presented as current in the combined balance sheet. Refer to Note 3 for details of the adjustment made.

Note 3: The Separation, Distributions and Related Transactions

The following presents the adjustments to Historical United Technologies Corporation’s balance sheet for the year ended December 31, 2019 to remove Otis and Carrier on a discontinued operations basis and adjust for pro forma impacts of the Related Transactions:

(Dollars, in millions)	Otis Distribution	Carrier Distribution	Related Transactions		Separation, Distributions and Related Transactions
Assets:
Current Assets
Cash and cash equivalents	$1,446	$995	$(200)	(i)	$2,241
Accounts receivable, net	2,861	2,726	(1,377)	(v)	4,210
Contract assets, current	556	622	(1,338)	(v)	(160)
Inventories and contracts in progress, net	545	1,332	-		1,877
Other assets, current	210	228	(1,536)	(v)	(1,098)
Total Current Assets	5,618	5,903	(4,451)		7,070
Customer financing assets	-	-	-		-
Future income tax benefits	342	356	430	(vii)	1,128
Fixed assets, net	747	1,686	-		2,433
Operating lease right-of-use assets	529	818	-		1,347
Goodwill	1,647	9,807	-		11,454
Intangible assets, net	490	1,083	-		1,573
Other assets	263	2,521	3,494	(ii) (iv) (v)	6,278
Total Assets	9,636	22,174	(527)		31,283
Liabilities and Equity (Deficit):
Current Liabilities
Short-term borrowings	34	274	2,056	(i)	2,364
Accounts payable	1,331	1,701	-		3,032
Accrued liabilities	1,807	1,961	(3,316)	(iii) (v) (vi)	452
Contract liabilities, current	2,270	469	(5,732)	(v)	(2,993)
Long-term debt currently due	-	-	3,126	(i)	3,126
Total Current Liabilities	5,442	4,405	(3,866)		5,981
Long-term debt	5	89	11,833	(i)	11,927
Future pension and postretirement benefit obligations	560	456	-		1,016
Operating lease liabilities	383	668	-		1,051
Contract liabilities, non-current	-	-	5,732	(v)	5,732
Other long-term liabilities	613	1,375	2,161	(v) (vii)	4,149
Total Liabilities	7,003	6,993	15,860		29,856
Commitments and contingent liabilities
Redeemable noncontrolling interest	95	-	-		95
Shareowners’ Equity:					-
Capital Stock:	-	-	-		-
Common stock	3,871	-	(6,403)		(2,532)
Treasury Stock	-	-	-		-
Retained earnings	-	15,697	(9,984)		5,713
Unearned ESOP shares	-	-	-		-
Total Accumulated other comprehensive loss	(1,864)	(849)	-		(2,713)
Total Shareowners’ Equity	2,007	14,848	(16,387)		468
Noncontrolling interest	531	333	-		864
Total Equity	2,538	15,181	(16,387)		1,332
Total Liabilities and Equity	9,636	22,174	(527)		31,283

i.
Reflects the net proceeds of $17.2 billion distributed by Carrier and Otis to UTC from the additional debt incurred by Carrier and Otis, which proceeds UTC used to extinguish approximately $17.0 billion of historical UTC debt in the first quarter of 2020 in order to achieve the applicable net indebtedness required by the merger agreement between UTC and Raytheon.

ii.
Pursuant to the tax matters agreement entered into among UTC, Carrier and Otis, Carrier and Otis will be required to make payments to UTC representing the respective remaining net tax liabilities retained by UTC attributable to U.S. income tax on previously undistributed earnings of Carrier’s and Otis’ international subsidiaries resulting from the passage of the Tax Cuts and Jobs Act of 2017. Accordingly, UTC has a future receivable for amounts paid by UTC on behalf of Otis and Carrier, which is expected to be approximately $699 million that is recorded within Other assets.

iii.
Pursuant to the tax matters agreement, certain tax liabilities which are attributable to separation activities and transferred to Otis at separation will be paid by Otis subsequent to the separation from UTC. Otis will be reimbursed by UTC for such amounts paid. Accordingly, a payable in the amount of $137 million has been recorded by UTC within Accrued liabilities.

iv.
Pursuant to the tax matters agreement, Otis and Carrier are responsible for unrecognized tax benefits retained by UTC to the extent a reserve relates exclusively to the Otis business or Carrier business, respectively. Accordingly, UTC has a $58 million receivable recorded in Other assets for amounts due from Otis and Carrier related to these unrecognized tax benefits.

v.
As noted above, in connection with the Separation and the Distributions UTC determined that the duration of its contracts and programs, the average duration of which exceeds one year, represents its operating cycle, and accordingly accounts receivable of $1.4 billion, contract assets of $1.3 billion, and other current assets of $1.5 billion were reclassified from Other assets to Accounts receivable, Contract assets, current, and Other assets, current, respectively. Additionally, $2.1 billion of accrued liabilities and $5.7 billion of contract liabilities were reclassified from Other long-term liabilities to Accrued liabilities and Contract liabilities, long-term to Contract liabilities, current, respectively.

vi.
Reflects an adjustment for directly-attributable costs related to the Separation and the Distributions of $1.1 billion, which were not yet incurred, and therefore accrued by UTC as of December 31, 2019. Such costs primarily represent tax expenses incurred in connection with separation activities, costs to separate IT systems and professional services related to the separation.

vii.
Reflects an adjustment to deferred tax assets of $430 million and a reduction of future income taxes payable of $90 million for deferred tax assets that are not expected to be utilized by UTC as a result of the Separation and the Distributions.

The following presents the unaudited pro forma combined statement of operations for the year ended December 31, 2019 reflecting the Separation and the Distributions, as well as the impact of the Related Transactions:

(Dollars, in millions)	Otis Distribution	Carrier Distribution	Related Transactions		Separation, Distributions and Related Transactions
Net Sales:
Product sales	$5,669	$15,336	-		$21,005
Service sales	7,444	3,248	-		10,692
	13,113	18,584	-		31,697
Costs and expenses:
Cost of products sold	4,656	10,875	-		15,531
Cost of services sold	4,635	2,299	-		6,934
Research and development	163	401	-		564
Selling, general, and administrative	1,674	2,573	567	(ii)	4,814
	11,128	16,148	567		27,843
Other income (expense), net	(13)	246	(27)	(ii)	206
Operating profit	1,972	2,682	(594)		4,060
Non-service pension (benefit) cost	16	(63)	-		(47)
Interest expense (income), net	(5)	25	644	(i)	664
Income (loss) from operations before income taxes	1,961	2,720	(1,238)		3,443
Income tax expense (income)	522	672	528	(i) (ii)	1,722
Net income (loss)	1,439	2,048	(1,766)		1,721
Less: Noncontrolling interest in subsidiaries’ earnings	151	39	-		190
Net income (loss) attributable to UTC common shareowners	1,288	2,009	(1,766)		1,531

i.
Reflects a reduction in interest expense as result of UTC’s paydown of debt to meet its targeted indebtedness, in connection with the merger agreement, calculated using a weighted average interest rate of 3.7%, based on the indebtedness of UTC during the year ended December 31, 2019 that is assumed to have been extinguished as of January 1, 2019, as well as a related reduction in tax benefit of $126 million. A 1/8% change in the estimated interest rate would increase or decrease the interest expense of UTC by $21.8 million.

ii.
Reflects the elimination of non-recurring transaction costs incurred by UTC of $594 million, primarily related to accounting, tax and other professional services costs pertaining to the separation and the establishment of Otis and Carrier as stand-alone public companies, facility relocation costs, costs to separate information systems and costs of retention bonuses. Additionally, net tax charges related to separation activities of $654 million were incurred during the year ended December 31, 2019.

Note 4: Reclassification adjustments

Certain reclassifications have been made to the historical presentation of Raytheon’s balance sheet and statements of operations to conform to the financial statement presentation of UTC.

Reclassifications to Raytheon’s consolidated balance sheet as of December 31, 2019 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications		Notes	After Reclassifications
Assets:
Current Assets
Cash and cash equivalents	$4,292	$			$4,292
Accounts receivable, net	1,364				1,364
Contract assets, current	6,122				6,122
Inventories and contracts in progress, net	671				671
Other assets, current	633				633
Total Current Assets	13,082				13,082
Customer financing assets	-				-
Future income tax benefits	-		534	(i)	534
Fixed assets, net	3,353		252	(ii)	3,605
Operating lease right-of-use assets	875				875
Goodwill	14,882				14,882
Intangible assets, net	-		283	(iii)	283
Other assets	2,374		(1,069)	(i) (ii)(iii)	1,305
Total Assets	$34,566				$34,566
Liabilities and Equity:
Short-term borrowings	$-				$-
Accounts payable	1,796				1,796
Accrued liabilities	-		3,357	(iv)(v) (vii)(ix)	3,357
Accrued employee compensation	1,813		(1,813)	(vii)	-
Contract liabilities, current	3,267		(269)	(ix)	2,998
Long-term debt currently due	-		1,499	(viii)	1,499
Commercial paper and current portion of long-term debt	1,499		(1,499)	(viii)	-
Other current liabilities	1,416		(1,416)	(iv)	-
Total Current Liabilities	9,791				9,650
Long-term debt	3,261				3,261
Future pension and postretirement benefit obligations	-		8,056	(vi)	8,056
Other long-term liabilities	-		638	(v) (vi)	638
Accrued retiree benefits and other long-term liabilities	8,553		(8,553)	(vi)	-
Operating lease liabilities	706				706
Total Liabilities	$22,311				$22,311
Commitments and contingent liabilities
Redeemable noncontrolling interest	$32				$32
Shareowners’ Equity:
Common Stock	3				3
Treasury Stock	-
Retained earnings	21,480				21,480
Unearned ESOP shares	-
Additional Paid in Capital	-
Total Accumulated other comprehensive loss	(9,260)				(9,260)
Total Shareowners’ Equity	12,223				12,223
Noncontrolling interest	-				-
Total Equity	$12,223				$12,223
Total Liabilities and Equity	$34,566				$34,566

i.	Represents the reclassification of $534 million of non-current deferred income tax benefits from Other assets to Future income tax benefits.

ii.	Represents the reclassification of $252 million of computer software developed for internal use from Other assets to Fixed assets, net.

iii.	Represents the reclassification of $283 million of intangible assets from Other assets to Intangible assets, net.

iv.	Represents the reclassification of Other current liabilities to Accrued liabilities.

v.	Represents the reclassification of $100 million of long-term environmental remediation costs and $41 million of asset retirement obligations from Accrued liabilities to Other long-term liabilities.

vi.
Represents the reclassifications of $8.1 billion from Accrued retiree benefits and other long-term liabilities to Future pension and postretirement benefit obligations and $497 million from Accrued retiree benefits and other long-term liabilities to Other long-term liabilities.

vii.	Represents the reclassification of Accrued employee compensation to Accrued liabilities.

viii.	Represents the reclassification of Commercial paper and current portion of long-term debt to Long-term debt currently due.

ix.	Represents the reclassification of loss reserves from Contract liabilities, current to Accrued liabilities.

Reclassifications to Raytheon’s consolidated statement of operations for the year ended December 31, 2019 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Net Sales:
Product sales	$24,435	$-		$24,435
Service sales	4,741			4,741
	29,176			29,176
Costs and expenses:
Cost of products sold	17,747			17,747
Cost of services sold	3,666			3,666
Research and development	-	732	(i)	732
Selling, general, and administrative	2,989	(764)	(i) (iv)	2,225
	24,402			24,370
Other income, net	-	38	(ii)	38
Operating Profit	4,774			4,844
Non-service pension (benefit) cost	688			688
Interest expense (income), net	-	138	(iii)	138
Interest expense	180	(180)	(iii)	-
Interest income	(42)	42	(iii)	-
Other (income) expense, net	(38)	38	(ii)	-
Income (loss) from continuing operations before income taxes	3,986			4,018
Income tax expense (income)	658	32	(iv)	690
Net income from continuing operations	3,328			3,328
Income (loss) from discontinued operations, net of tax	1			1
Net Income	3,329			3,329
Less: Noncontrolling interest in subsidiaries’ earnings (loss)	(14)			(14)
Net income (loss) attributable to Raytheon common stockholders	$3,343			$3,343

i.	Represents the reclassification of $732 million of research and development costs from Selling, general, and administrative expenses to Research and development expenses.

ii.	Represents the reclassification of Other (income) expense, net within Income (loss) from operations to Other income, net within Operating profit.

iii.	Represents the reclassification of Interest expense and Interest income to Interest expense (income), net.

iv.	Represents the reclassification of $32 million of state income taxes from Selling, general, and administrative expenses to Income tax expense (income).

Note 5: Purchase price accounting and estimated merger consideration

The unaudited pro forma combined balance sheet has been adjusted to reflect a preliminary allocation of the estimated purchase price to Raytheon’s identifiable assets acquired and liabilities assumed, with the excess recorded as goodwill. The preliminary purchase price allocation in this unaudited pro forma combined financial information is based upon an estimated purchase price of approximately $32.7 billion as determined by (1) the price per share of UTC common stock on an “ex-distribution” market as of April 2, 2020, in which UTC shares trade without the right to receive shares of Carrier and Otis common stock distributed pursuant to the Distributions, multiplied by the approximately 649 million shares of UTC common stock that were issued (400 million from Treasury stock) to Raytheon stockholders in connection with the Merger, and the approximately 7.0 million shares of UTC common stock that were issued to Raytheon equity award holders in exchange for awards that will vest upon completion of the Merger, (2) the portion of the fair value attributable to pre-Merger completion service for replacement equity awards that were exchanged for the outstanding awards held by Raytheon employees, and (3) estimated cash consideration payable in lieu of fractional shares owed to current Raytheon equity and equity award holders.

The pro forma purchase price adjustments are preliminary and are subject to change. Increases or decreases in the estimated fair value of assets and liabilities may result in adjustments that could materially impact the unaudited pro forma combined financial information.

Total estimated merger consideration is calculated as follows:

(Dollars, in millions)	Amount
Fair value of UTC common stock issued for Raytheon outstanding common stock and vested equity awards	$32,578
Fair value attributable to pre-merger service for replacement equity awards	118
Total estimated merger consideration	$32,696

The fair value of UTC common stock issued for Raytheon outstanding common stock and equity awards that are vested or expected to vest upon completion of the Merger is calculated as follows:

(Dollars and shares in millions, except per share amounts)	Amount
Number of Raytheon ordinary shares outstanding as of April 3, 2020	277.3
Number of Raytheon stock awards expected to vest as a result of the Merger (i)	0.6
Total outstanding shares of Raytheon common stock and equity awards entitled to merger consideration	277.9
Exchange ratio (ii)	2.3348
Shares of UTC common stock issued for Raytheon outstanding common stock and vested equity awards	648.8
Price per share of UTC common stock, excluding Otis and Carrier (iii)	50.21
Fair value of UTC common stock issued for Raytheon outstanding common stock and vested equity awards	32,578

(i)
Represents Raytheon stock awards that vested as a result of the Merger, which is considered a “change in control” for purposes of the Raytheon 2010 Stock Plan. Certain Raytheon restricted stock awards and Raytheon RSU awards, issued under the Raytheon 2010 Stock Plan vested on an accelerated basis as a result of the Merger. Such vested awards were converted into the right to receive UTC common stock determined as the product of (1) the number of vested awards, and (2) the exchange ratio.

(ii)	The exchange ratio is equal to 2.3348 in accordance with the merger agreement.

(iii)
The price per share of UTC common stock is based on an “ex-distribution” market as of April 2, 2020, in which UTC shares trade without the right to receive shares of Carrier and Otis common stock distributed pursuant to the Distributions.

The fair value of UTC common stock expected to be issued to replace Raytheon outstanding equity awards is calculated as follows:

(Dollars and shares in millions, except per share amounts)	Amount
Number of Raytheon stock awards outstanding (i)	3.0
Exchange ratio (ii)	2.3348
UTC equity awards issued for Raytheon outstanding stock awards	7.0
Price per share of UTC common stock, excluding Otis and Carrier (iii)	50.21
Fair value of UTC equity awards issued for Raytheon outstanding stock awards	353
Less: Estimated fair value allocated to post acquisition compensation expense	(235)
Fair value of awards included in purchase accounting	118

(i)
Represents Raytheon stock awards that were replaced with UTC stock awards upon completion of the Merger. Raytheon stock awards include awards issued under the Raytheon 2010 Stock Plan and Raytheon 2019 Stock Plan, inclusive of Raytheon restricted stock awards, Raytheon RSU awards, and Raytheon PSU awards.

(ii)	The exchange ratio is equal to 2.3348 in accordance with the terms of the merger agreement.

(iii)
The price per share of UTC common stock is based on an “ex-distribution” market as of April 2, 2020, in which UTC shares trade without the right to receive shares of Carrier and Otis common stock distributed pursuant to the Distributions.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by UTC, as if the Merger had occurred on December 31, 2019:

(Dollars, in millions)	Amount
Current assets, including cash acquired	$13,282
Fixed assets	4,650
Goodwill	19,685
Intangible assets	19,240
Other assets	2,462
Total assets	$59,319
Future pension and postretirement benefit obligations	7,807
Long-term debt, including current portion	4,909
Other liabilities assumed	13,875
Total Liabilities	$26,591
Redeemable noncontrolling interest	32
Total consideration transferred	$32,696

Note 6: Adjustments to Unaudited Pro Forma Combined Balance Sheet

a)	Accounts receivable, net: Represents the elimination of accounts receivable of $43 million owed to UTC from Raytheon.

b)
Other assets, current: Represents elimination of deferred sales commissions of $26 million, an increase of $210 million for Raytheon’s assets held for sale that will be sold to meet regulatory requirements of the Merger and an increase of $59 million  for the elimination of deferred state income taxes which under historical Raytheon policy reduced future recoverable amounts.

c)
Future income tax benefits: Deferred income taxes are included in Future income tax benefits and Other long-term liabilities in the unaudited pro forma combined balance sheet as of December 31, 2019. Deferred tax adjustments include a $238 million decrease in Future income tax benefits and a $4.2 billion increase in Other long-term liabilities. These are as a result of the estimated tax impact for the pro forma adjustments. Pro forma adjustments were tax effected at the applicable blended statutory tax rates, generally 23% in 2019. This estimate is preliminary and subject to change based upon final determination of fair values and tax rates. Additionally, the amounts recorded for deferred taxes relating to undistributed earnings may change subsequent to the Separation and the Distributions.

d)
Fixed assets, net: Represents the adjustment in carrying value of Raytheon’s fixed assets from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The fixed assets acquired primarily consist of the following:

(Dollars, in millions)	Estimated Useful Life	Raytheon Historical Carrying Amount Before Reclassification	Fair Value Adjustment	Estimated Fair Value
Land		$81	$518	$599
Buildings and improvements	20 years	1,112	402	1,514
Machinery, tools and equipment	6 years	1,101	125	1,226
Other, including assets under construction		1,059	-	1,059
Total Fixed Assets		$3,353	$1,045	$4,398
Right of use assets		875	43	918
Total		$4,228	$1,088	$5,316

The pro forma adjustment to Fixed assets, net also reflects the elimination of Raytheon’s historical accumulated depreciation of $5.2 billion against the gross carrying value of the related fixed assets of $8.6 billion.

e)
Goodwill: Represents a net increase in goodwill of $4.8 billion, comprised of the elimination of Raytheon’s historical goodwill balance of $14.9 billion, offset by $19.7 billion of goodwill resulting from the Merger. Goodwill resulting from the Merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that UTC believes will result from combining its operations with the operations of Raytheon. The goodwill created in the Merger is not deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

f)
Intangible assets, net: Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $19.2 billion, which represents an increase of $19 billion over Raytheon’s net book value of intangible assets prior to the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

(Dollars, in millions)	Estimated Useful Life	Amortization method	Estimated Fair Value
Amortized:
Customer relationships and other	12-15 years	Pattern of economic benefit	$12,900
Developed technology and royalty agreements	6-8 years	Pattern of economic benefit	900
Unamortized:
Trademarks and other			5,440
Total			$19,240

Pro forma amortization expense of the acquired intangible assets was $1.5 billion for the year ended December 31, 2019. The following table summarizes the expected pro forma amortization expense of the acquired intangible assets for the years 2020 through 2025, which has been prepared to reflect the Merger as if it occurred on January 1, 2019. The finalization of the detailed valuation work may have a material impact on the valuation of intangible assets and the purchase price allocation.

	Remaining
(Dollars, in millions)	2020	2021	2022	2023	2024	2025 and thereafter
Amortization expense	$1,465	$959	$1,015	$1,074	$935	$6,852

g)
Other assets: Represents the elimination of deferred sales commissions of $29 million and a $28 million decrease of the pension and postretirement benefit assets based upon revaluation using UTC’s methodology.

h)	Accounts payable: Represents the elimination of accounts payable of $43 million owed to UTC by Raytheon.

i)
Accrued liabilities: Represents adjustment for directly attributable transaction costs related to the Merger not yet accrued by UTC and Raytheon of approximately $150 million and $95 million, respectively, a $166 million increase related to the recognition of onerous contracts at fair value, and a $28 million accrual for change in control payments due to certain Raytheon personnel shortly after the Merger.

j)	Contract liabilities, current: Reflects a decrease in deferred revenue of $44 million as a result of fair value purchase accounting.

k)	Long-term debt: Reflects an increase of $149 million in historical Raytheon indebtedness to fair value in connection with preliminary purchase price allocation.

l)	Future pension and postretirement benefit obligations: Represents a decrease of the pension and postretirement benefit obligation determined under UTC’s methodology.

m)
Other long-term liabilities: Reflects a $4.2 billion increase as a result of the estimated deferred tax impact of pro forma adjustments and a $9 million decrease in deferred revenue as a result of fair value purchase accounting.

n)
Total Shareowners’ Equity: Represents the elimination of Raytheon common stock, additional paid-in capital, retained earnings, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company.

(Dollars, in millions)	Common Stock	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss
Fair value of UTC common stock issued for Raytheon common stock and equity awards (i)	$10,428	$-	$-	$-
Issuance of UTC treasury shares for Raytheon common stock and equity awards (i)	-	22,268	-	-
Elimination of Raytheon historical shareholders’ equity (i)	(3)		(21,480)	-
Adjustments related to pensions and postretirement benefits (ii)	-	-	-	(9,132)
Recognition of Merger-related transaction costs (iii)	-	-	(150)	-
Elimination of cash flow hedge and treasury rate lock losses (iv)	-	-	-	(4)
Elimination of foreign currency translation adjustment (v)	-	-	-	(124)
Total	$10,425	$22,268	$(21,630)	$(9,260)

(i)
Represents an adjustment to increase the common stock of the combined company for 249 million of additional shares issued and the use of 400 million treasury shares for the total of the 649 million shares issued as consideration for the Merger, and to eliminate the par value of the Raytheon common stock acquired, as well as to increase additional paid-in capital for the net difference.

(ii)	Represents adjustment to eliminate unamortized prior service costs and actuarial losses, as a result of fair value purchase accounting.

(iii)	Represents recognition of approximately $150 million of anticipated transaction costs that are directly attributable to the transactions but that were not incurred by UTC as of December 31, 2019.

(iv)	Represents elimination of accumulated other comprehensive losses associated with Raytheon cash flow hedges and treasury rate locks in connection with purchase accounting.

(v)
Represents adjustment to eliminate foreign currency translation associated with the translation of non-USD denominated entities to USD, which was recorded by Raytheon, as a result of fair value purchase accounting.

Note 7: Adjustments to Pro Forma Combined Statements of Operations

o)
Product sales: Represents a decrease to product sales for the elimination of $244 million in revenues earned by UTC on sales to Raytheon that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following completion of the Merger, as well as a $44 million decrease related to the preliminary fair value of Raytheon’s deferred revenue in purchase accounting. The pro forma adjustment related to the reduction in deferred revenue reflects the difference between prepayments related to extended arrangements and the preliminary fair value of the assumed performance obligations as they are satisfied, assuming the Merger was completed on January 1, 2019.

p)	Cost of products and services sold: Represents adjustments to cost of products and services sold comprised of the following:

1. Cost of products sold:	Year Ended 12/31/2019
(Dollars, in millions)
Amortization of acquired intangible assets (i)	$1,391
Depreciation of fixed assets step-up (ii)	32
Adjustment to pension service cost (iii)	(16)
Elimination of costs related to intercompany sales from UTC to Raytheon (iv)	(244)
Amortization of onerous contracts (v)	(71)
Total pro forma adjustment to cost of products sold	$1,092

2. Cost of services sold:	Year Ended 12/31/2019
(Dollars, in millions)
Depreciation of fixed assets step-up (ii)	$4
Adjustment to pension service cost (iii)	(3)
Total pro forma adjustment to cost of services sold	$1

(i)	Represents net impact of removal of historical amortization expense and amortization expense recognized due to the identification of definite-lived intangible assets in purchase accounting.

(ii)
Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with UTC policy.

(iii)	Represents the impact of the pension and postretirement service cost expense as determined under UTC’s plan assumptions.

(iv)
Represents elimination of cost of sales relating to transactions between UTC and Raytheon that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following the Merger.

(v)	Represents amortization of onerous contracts recorded at their preliminary fair values in purchase accounting.

q)
Research and development expenses: Reflects an increase of $4 million in depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, as well as a $1 million decrease reflecting the impact of the pension and post retirement service cost expense determined under UTC’s plan assumptions.

r)	Selling, general and administrative expenses: Represents adjustments to selling, general and administrative expenses comprised of the following:

Year Ended 12/31/2019
(Dollars, in millions)
Depreciation of fixed assets step-up (i)	$1
Adjustment to pension service cost (ii)	(2)
Elimination of deferred commissions amortization (iii)	(26)
Elimination of transaction costs (iv)	(152)
Total pro forma adjustment to selling, general, and administrative expenses	(179)

(i)
Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with UTC policy.

(ii)	Represents the impact of the pension and postretirement service cost expense as determined under UTC’s plan assumptions.

(iii)	Represents elimination of amortization recognized on deferred commissions that are eliminated in purchase accounting.

(iv)	Represents the elimination of non-recurring transaction costs incurred related to the Merger.

s)
Non-service pension (benefit) cost: The $1.1 billion adjustment to Non-service pension (benefit) cost for the twelve months ended December 31, 2019 reflects the elimination of prior service cost and actuarial loss amortization, which was recorded by Raytheon, as a result of fair value purchase accounting, net of the impact of the pension and postretirement benefit (expense) determined under UTC’s plan assumptions.

t)	Interest expense (income), net: reflects the amortization of the incremental fair value of assumed debt recognized in connection with purchase accounting.

u)
Income tax expense: reflects the tax effect of pro forma adjustments. The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 23%. UTC’s effective tax rate may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these items could be material.

v)
Basic weighted average number of shares outstanding: Reflects the pro forma issuance of 649 million shares of UTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vest immediately upon closing of the Merger in accordance with the merger agreement.

w)
Diluted weighted average number of shares outstanding: Reflects the pro forma issuance of 3.1 million shares of UTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vested immediately upon closing of the Merger and the issuance of shares of common stock under replacement equity awards issued in accordance with the merger agreement. In connection with the Merger, unvested awards held by certain Raytheon employees were converted to UTC restricted stock awards, such that the total value of equity awards held by Raytheon employees post-Merger will be substantially economically equivalent to the value of such awards prior to the Merger.